Exhibit 99.1

Waccamaw Bankshares Named One of Top 200 Publicly Traded Community Banks

          WHITEVILLE, N.C., July 12 /PRNewswire-FirstCall/ -- Waccamaw Bankshares (Nasdaq: WBNK) has been listed by U.S. Banker Magazine as number 79 in the magazine’s listing of the Top 200 Publicly Traded Community Banks in the United States.  The ranking, based upon a three-year average return on shareholders’ equity, listed the banking company for the second year and with Waccamaw moving up from 144 in the 2004 survey.

          U.S. Banker Magazine published this information in its July 2005 edition. As of the most recent reporting date, there were 9,116 banks in the United States. For the purpose of analysis, the magazine used financial statements as of December 31, 2004, which reported market capitalization for Waccamaw Bankshares of $84 million and an earnings per share growth rate of 26.5%. For the three-year reporting period, Waccamaw Bankshares’ return on shareholders equity was 12.6%.

          Average return on shareholders equity is commonly defined as a measure of a corporation’s profitability, calculated as net income divided by shareholders equity. Essentially, return on equity reveals how much profit a company generates with the money shareholders have invested in the company.

          Waccamaw Bank, the primary operating subsidiary of Waccamaw Bankshares, presently operates offices in Whiteville, Chadbourn, Tabor City, Shallotte, Holden Beach, Wilmington and a loan production office in Southport.  The loan production office will be converted to a full service branch with an opening announcement in the near future.

SOURCE  Waccamaw Bankshares
            -0-                             07/12/2005
            /CONTACT:  Jim Graham of Waccamaw Bankshares, +1-910-641-0044/
            /Web site:  http://www.waccamawbank.com/